Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

18 November 2024

Matter No.: 865658

Doc Ref: FW#10936915

(852) 2842 9521

Flora.Wong@conyers.com

FG Holdings Limited

Unit 1002, 10/F Tai Sang Bank Building

130-132 Des Voeux Road Central

Central

Hong Kong SAR

Dear Sir/Madam,

Re:	FG Holdings Limited (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of Class A ordinary shares without par value of the Company (the “Class A Ordinary Shares”) comprising of:-

(i)	an offering of up to initially 2,000,000 Class A Ordinary Shares (the “Initial Class A Ordinary Shares”) by the Company pursuant to the preliminary prospectus contained in the Registration Statement which is substantially in final form (the “Prospectus”); and

(ii)	an offering of up to 300,000 Class A Ordinary Shares additional to the Initial Class A Ordinary Shares (the “Over-allotment Shares”), within 45 days after the closing of the offering to the underwriters to cover over-allotments pursuant to the exercise of the over-allotment option granted by the Company to the underwriters.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1	the Registration Statement; and

1.2	the latest draft of the Prospectus.

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

We have also reviewed copies of:

1.3	the amended and restated memorandum and articles of association of the Company adopted on 16 August 2023 and filed with the BVI Registrar of Corporate Affairs (the “BVI Registrar”) on 13 September 2023;

1.4	the written resolutions of the directors of the Company dated 15 November 2024 and the written resolutions of the members of the Company dated 15 November 2024 (collectively, the “Resolutions”);

1.5	the second amended and restated memorandum and articles of association of the Company adopted on 15 November 2024 and to be filed with the BVI Registrar (the “Listing M&As”);

1.6	the register of members of the Company certified by Conyers Trust Company (BVI) Limited, the BVI registered agent of the Company on 15 November 2024;

1.7	a Certificate of Good Standing issued by the BVI Registrar in relation to the Company on 13 November 2024 (the “Certificate Date”); and

1.8	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us;

2.4	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5	that the Listing M&As will be effective immediately prior to the closing of the Company’s initial public offering of the Class A Ordinary Shares;

2.6	that the Listing M&As will not be amended in any manner that would affect the opinions expressed herein;

2.7	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.8	that upon the issue of any Class A Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof;

2.9	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Class A Ordinary Shares, and the due execution and delivery thereof by each party thereto;

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2.10	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and

2.11	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

3	QUALIFICATIONS

3.1	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.

3.2	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

4	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing as at the Certificate Date (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority, or to pay any British Virgin Islands government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2	When issued and paid for as contemplated by the Registration Statement and upon registering in the register of members of the Company, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.3	The statements under the caption “Taxation - BVI Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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